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- -------------------------------------------------------------------------------




                                LOAN AGREEMENT


                        Dated as of February 23, 1995



                                   Between



                     Those Persons Specified in Schedule A
                                 as Borrowers




                                     and




                         LEHMAN BROTHERS FINANCE, S.A.
                                  as Lender






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- -------------------------------------------------------------------------------

                                TABLE OF CONTENTS


Article   Section                                                          Page
- -------   -------                                                          ----

     I.   DEFINITIONS


          1.01.     Defined Terms . . . . . . . . . . . . . . . . .
          1.02.     Terms Generally . . . . . . . . . . . . . . . .


     II.  LOANS

          2.01.     Availability  . . . . . . . . . . . . . . . . .
          2.02.     Drawdown  . . . . . . . . . . . . . . . . . . .
          2.03.     Notes . . . . . . . . . . . . . . . . . . . . .
          2.04.     Interest  . . . . . . . . . . . . . . . . . . .
          2.05.     Prepayment  . . . . . . . . . . . . . . . . . .
          2.06.     Default Interest  . . . . . . . . . . . . . . .
          2.07.     Alternate Rate of Interest  . . . . . . . . . .
          2.08.     Prepayment of Loans . . . . . . . . . . . . . .
          2.09.     Reserve Requirements; Change in Circumstances .
          2.10.     Change in Legality  . . . . . . . . . . . . . .
          2.11.     Indemnity . . . . . . . . . . . . . . . . . . .
          2.12.     Taxes . . . . . . . . . . . . . . . . . . . . .
          2.13.     Payments  . . . . . . . . . . . . . . . . . . .
          2.14.     Obligations Several . . . . . . . . . . . . . .


III. REPRESENTATIONS AND WARRANTIES


          3.01.     Organization; Powers  . . . . . . . . . . . . .
          3.02.     Authorization . . . . . . . . . . . . . . . . .
          3.03.     Governmental Approval . . . . . . . . . . . . .
          3.04.     Enforceability  . . . . . . . . . . . . . . . .
          3.05.     Litigation; Compliance with Laws  . . . . . . .
          3.06.     No Material Misstatements . . . . . . . . . . .


IV.  CONDITIONS OF LENDING  . . . . . . . . . . . . . . . . . . . .


V.   AFFIRMATIVE COVENANTS


          5.01.     Legal Existence . . . . . . . . . . . . . . . .
          5.02.     Obligations and Taxes . . . . . . . . . . . . .

Article   Section                                                          Page
- -------   -------                                                          ----

          5.03.     Litigation and Other Notices  . . . . . . . . .
          5.04.     Further Assurance . . . . . . . . . . . . . . .
          5.05.     Use of Proceeds . . . . . . . . . . . . . . . .
          5.06      Securities Laws . . . . . . . . . . . . . . . .


VI.  EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . . . . .


VII. MISCELLANEOUS


          7.01.     Notices . . . . . . . . . . . . . . . . . . . .
          7.02.     Survival of Agreement . . . . . . . . . . . . .
          7.03.     Successors and Assigns  . . . . . . . . . . . .
          7.04.     Expenses of the Lender; Indemnity . . . . . . .
          7.05.     Right of Setoff . . . . . . . . . . . . . . . .
          7.06.     Applicable Law  . . . . . . . . . . . . . . . .
          7.07.     Payments on Business Days . . . . . . . . . . .
          7.08.     Waivers; Amendments . . . . . . . . . . . . . .
          7.09.     Consent to Jurisdiction . . . . . . . . . . . .
          7.10.     Waiver of Jury Trial  . . . . . . . . . . . . .
          7.11.     Severability  . . . . . . . . . . . . . . . . .
          7.12.     Counterparts  . . . . . . . . . . . . . . . . .
          7.13.     Headings  . . . . . . . . . . . . . . . . . . .


Schedule A The Borrowers

Exhibit A  Form of Promissory Note
Exhibit B  Form of Pledge Agreement
Exhibit C  Form of Collar Documentation

                    LOAN AGREEMENT dated as of February 23, 1995, between those persons specified in Schedule A (each, a "Borrower" and together, the "Borrowers") and LEHMAN BROTHERS FINANCE, S.A., a Swiss corporation (the "Lender").


          The Borrowers have applied to the Lender for loans in the aggregate principal amount specified in Schedule A. The Lender is willing to make such loans to the Borrowers, subject to the terms and conditions hereinafter set forth.

          Accordingly, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01.  DEFINED TERMS.   As used in this Agreement, the
following terms shall have the meanings specified below:

          "AFFILIATE" shall mean, with respect to any person, any person or group of persons acting in concert in respect of the person in question that, directly or indirectly, controls or is controlled by or is under common control with such person.

          "BUSINESS DAY" shall mean any day, other than a Saturday or Sunday, on which (a) banks are open for (i) banking business in New York City and
(ii) dealings in dollar deposits in the London interbank market and (b) the NASDAQ NMS is open for trading.

          "COLLAR DOCUMENTATION" shall mean the ISDA master agreement, master agreement schedule and confirmations to be entered into by the Lender and the Borrower substantially in the form of Exhibit C.

          "DEFAULT" shall mean any event, condition or circumstance which, with the giving of notice or the passage of time or both, would become an Event of Default.

          "DEFAULT RATE" shall mean the relevant Interest Rate plus 5% per annum.

          "DOLLARS" and the symbol "$" shall mean the lawful currency of the United States.

          "DRAWING DATE" shall mean February   , 1995.

          EVENT OF DEFAULT" shall have the meaning assigned to such term in
Article VI hereof.

          "INTEREST PAYMENT DATE" shall mean the last day of each Interest
Period.

          "INTEREST PERIOD" shall mean the period commencing on the Drawing Date (or, in the case of subsequent Interest Periods, on the last day of the preceding Interest Period) and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the following calendar month; PROVIDED, HOWEVER, that (y) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (z) no Interest Period shall extend beyond the Maturity Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

          "INTEREST RATE" shall mean LIBOR plus the Margin.

          "LBI" shall mean Lehman Brothers Inc.

          "LIBOR" shall mean, with respect to any Interest Period (a) the rate for deposits in dollars for a period comparable to the applicable Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; (b) if such rate does not appear on the Telerate page 3750, the arithmetic mean of the rates for deposits in dollars for a period comparable to the applicable Interest Period which appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; and
(c) if only one or no such rate appears on the Reuters Screen LIBO Page, the rate (rounded upwards, if necessary, to the next higher 1/16 of 1%) at which dollar deposits approximately equal in principal amount to the Loans and with a maturity comparable to the applicable Interest Period are offered to the Lender in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

          "LOAN" shall mean, in relation to each Borrower, the principal amount specified opposite its name in Schedule A, to be advanced by the Lender to such Borrower hereunder or, as the context requires, the principal amount thereof outstanding from time to time, and "LOANS" shall mean the aggregate of all such principal amounts.

          "MARGIN" shall mean 1.0% per annum.

          "MATURITY DATE" shall mean the third anniversary of the Drawing Date, or such later date as the Lender and Borrowers agree in writing.

          "NOTE" shall mean, in relation to a Borrower, a promissory note of such Borrower executed and delivered as provided in Section 2.03, substantially in the form of Exhibit A.

          "PERSON" shall mean any natural person, corporation, business trust, association, company, joint venture, partnership or government or any agency or political subdivision thereof.

          "PLEDGE AGREEMENT" shall mean the Pledge Agreement, substantially in the form of Exhibit B, between the Borrowers and the Lender.

          "SECURITY DOCUMENTS" shall mean the Pledge Agreement and the Collar Documentation.

          "SHARES" shall mean, in relation to each Borrower, that number of shares of common stock of Michaels Stores Inc. specified opposite its name in Schedule A.

          "TRANSACTION DOCUMENTS" shall mean, in relation to a Borrower, this Agreement, the Note of such Borrower and the Security Documents.

          "TRANSACTIONS" shall have the meaning assigned to  such term in
Section 3.02.

          SECTION 1.02. TERMS GENERALLY. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.


                                   ARTICLE II

                                      LOANS

          SECTION 2.01. AVAILABILITY. Subject to the terms and conditions herein set forth, the Lender agrees to make each Loan to the related Borrower, and each Borrower agrees to drawdown its Loan, on the Drawing Date.

          SECTION 2.02. DRAWDOWN. The Lender shall by 3:00 p.m., New York City time, on the Drawing Date, credit the amount of each Loan, in immediately available funds, to the account of the related Borrower specified in a notice delivered to the Lender by such Borrower no later than two Business Days prior to the Drawing Date.

          SECTION 2.03. NOTES. Each Loan shall be evidenced by a Note duly executed on behalf of the related Borrower, dated the Drawing Date, with the blanks appropriately filled, payable to the order of the Lender in a principal amount equal to the principal amount of the related Loan. Each Note shall bear interest from the Drawing Date on the principal amount thereof as set forth in
Section 2.04.

          SECTION 2.04. INTEREST. Subject to the provisions of Section 2.06, each Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) from the Drawing Date to the Maturity Date at a rate per annum equal to the Interest Rate. Interest on each Loan shall be payable by the related Borrower on each applicable Interest Payment Date. LIBOR shall be determined by the Lender, and such determination shall be conclusive absent manifest error. The Lender shall promptly advise each Borrower of such determination.

          SECTION 2.05. REPAYMENT. Each Borrower shall repay its Loan on the Maturity Date.

          SECTION 2.06. DEFAULT INTEREST. If a Borrower defaults in the payment of the principal of or interest on its Loan or any other amount becoming due hereunder, by acceleration or otherwise, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment at the Default Rate.

          SECTION 2.07. ALTERNATE RATE OF INTEREST. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for the Loans, the Lender shall have determined (i) that dollar deposits in the amount of the Loans are not generally available in the London interbank market or (ii) that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Lender of making or maintaining the Loans during such Interest Period, the Lender shall, as soon as practicable thereafter, give written or telex notice of such determination to each Borrower. In the event of any such determination, the Interest Rate payable with respect to such Interest Period shall be the rate certified by the Lender to be its cost of funding the Loans for such period, plus the Margin. Each determination by the Lender hereunder shall be conclusive absent manifest error.

          SECTION 2.08. PREPAYMENT OF LOANS. Each Borrower may, on giving the Lender no less than five Business Days' notice, prepay its Loan or any part thereof in an amount of no less than $1,000,000 on an Interest Payment Date. Such notice shall be irrevocable and shall require such Borrower to make such prepayment on the date specified therein.

          SECTION 2.09. RESERVE REQUIREMENTS; CHANGE IN CIRCUMSTANCES. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the inter-pretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to the Lender or of the principal of or interest on a Loan or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of the Lender by the jurisdiction in which the Lender has its principal office, or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or the London interbank market any other condition affecting this Agreement, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining a Loan or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by the Lender to be material, then the related Borrower will pay to the Lender upon demand such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

          (b) A certificate of the Lender setting forth such amount or amounts as shall be necessary to compensate it as specified in paragraph (a) above shall be delivered to the related Borrower and shall be conclusive absent manifest error. Such Borrower shall pay the Lender the amount shown as due on any such certificate within 5 days after its receipt of the same.

          SECTION 2.10. CHANGE IN LEGALITY. Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for the Lender to maintain a Loan or to give effect to its obligations as contemplated hereby, then, by written notice to the related Borrower, the Lender may require that such Loan be repaid immediately or on such later date as the Lender specifies.

          SECTION 2.11. INDEMNITY. Each Borrower shall indemnify the Lender against any loss or reasonable expense which the Lender may sustain or incur as a consequence of (a) any failure by such Borrower to fulfill on the Drawing Date the applicable conditions set forth in Article IV, (b) any failure by such Borrower to drawdown hereunder on the Drawing Date, (c) any payment or prepayment of its Loan required by any other provision of this Agreement or otherwise made on a date other than the last day of an Interest Period, (d) any default in the payment or prepayment of the principal amount of its Loan or any part thereof or interest accrued thereon, as and when due and payable, or
(e) the occurrence of any Event of Default with respect to it, including any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain its Loan or any part thereof. A certificate of the Lender setting forth any amount or amounts which the Lender is entitled to receive pursuant to this Section shall be delivered to such Borrower and shall be conclusive absent manifest error. Such Borrower shall pay the Lender the amount shown as due on any such statement within 5 days after receipt of the same.

          SECTION 2.12. TAXES. (a) Any and all payments by each Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING taxes imposed on the Lender's income, and franchise taxes imposed on the Lender, by the jurisdiction of its principal office or lending office or any political subdivision thereof, and withholding taxes payable with respect to payments to the Lender at its principal office or lending office under laws (including, without limitation, any treaty, ruling, determination or regulation) in effect on the date hereof, but not any increase in withholding tax resulting from any subsequent change in such laws (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and
(iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

          (c) Each Borrower will indemnify the Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction (except as specified in clause (a)) on amounts payable under this Section with respect to such Borrower's Loan and paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; PROVIDED, HOWEVER, that at the request of a Borrower and solely at such Borrower's expense the Lender shall use reasonable efforts to contest the payment of such Taxes or Other Taxes which such Borrower and the Lender believe were not correctly or legally asserted. This indemnification shall be made within 10 days from the date the Lender makes written demand therefor. If the Lender receives a refund in respect of any Taxes or Other Taxes for which it has received payment from such a Borrower hereunder, it shall, within seven days of receipt, repay such refund to such Borrower, provided that such Borrower, upon the request of the Lender, agrees to return such refund (plus any penalties, interest or other charges) to the Lender in the event the Lender is required to repay such refund.

          (d) Each Borrower will, within 30 days after the date of any payment of Taxes or Other Taxes withheld by it in respect of any payment to the Lender, furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

          (e) Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in this Section shall survive the payment in full of principal and interest hereunder.

          SECTION 2.13. PAYMENTS. Each Borrower shall make each payment to the Lender hereunder not later than 12:00 noon, New York City time, on the day when due in dollars in immediately available funds to the Lender's account at Chemical Bank, New York; ABA Number 021000128; Favour: Lehman Brothers Finance S.A.; Account Number 066-196566.

          SECTION 2.14. OBLIGATIONS SEVERAL. Notwithstanding any other provision of this Agreement, the obligations of the Borrowers hereunder shall be several.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          Each Borrower represents and warrants to Lender that:

          SECTION 3.01. ORGANIZATION; POWERS. It is duly established and validly existing as an express trust or, as the case may be, as a limited partnership under the laws of the jurisdiction of its establishment, has the requisite power and authority to own or lease its property and assets and to carry on its business as now conducted and is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a material adverse effect on the condition, financial or otherwise, of such Borrower. Such Borrower has the power and authority to execute, deliver and perform its obligations under the related Transaction Documents.

          SECTION 3.02. AUTHORIZATION. The execution, delivery and performance by such Borrower of its obligations under the related Transaction Documents (collectively, the "Transactions") (a) have been duly authorized by all requisite action and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation or the constitutive documents of such Borrower,
(B) any order of any court, or any rule, regulation or order of any other agency of government binding upon such Borrower or (C) any provisions of any indenture, agreement or other instrument to which such Borrower is a party, or by which such Borrower or any of its properties or assets are or may be bound, other than any indentures, agreements and other instruments which, individually or in aggregate, are not material to such Borrower, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in
(b)(i)(C) above, other than indentures, agreements and other instruments which, individually or in aggregate, are not material to such Borrower or to the Transactions, or (iii) result in the creation or imposition of any lien upon any property or assets of such Borrower, except pursuant to the Security Documents.

          SECTION 3.03.  GOVERNMENTAL APPROVAL.   No registration with or
consent or approval of, or other action by, any Federal, state, foreign or other governmental agency, authority or regulatory body is or will be required in connection with any of the Transactions.

          SECTION 3.04. ENFORCEABILITY. Each of the related Transaction Documents constitutes the legal, valid and binding obligations of such Borrower, enforceable in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally).

          SECTION 3.05. LITIGATION; COMPLIANCE WITH LAWS, ETC. (a) There are not any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending or, to the knowledge of such Borrower, threatened against or affecting such Borrower or the businesses, assets or rights of such Borrower (i) which involve any of the related Transaction Documents or any of the Transactions or (ii) which may reasonably be expected to, individually or in the aggregate, materially impair the ability of such Borrower to conduct its businesses, or materially and adversely affect the businesses, assets, properties, operations or condition, financial or otherwise, or prospects of such Borrower, or impair the validity or enforceability of or the ability of such Borrower to perform its obligations under this Agreement or its Note or any other related Transaction Document.

          (b) Such Borrower is not in violation of any law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or governmental agency or instrumentality, where such violation or default would have a materially adverse effect on the businesses, assets, properties, operations or condition, financial or otherwise, or prospects of such Borrower.

          SECTION 3.06. NO MATERIAL MISSTATEMENTS. No information, report, financial statement, exhibit or schedule prepared or furnished by or on behalf of such Borrower to the Lender in connection with any of the related Transaction Documents or included therein contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          Each representation and warranty contained in this Section 3 shall be made by each Borrower on the Drawing Date and deemed to be repeated on each day on which such Borrower makes a payment to the Lender hereunder.


                                   ARTICLE IV

                              CONDITIONS OF LENDING

          The obligations of the Lender to make the Loans hereunder are subject to the satisfaction of the following conditions on the Drawing Date:

          (a) The representations and warranties set forth in Article III shall be true and correct in all material respects on and as of the Drawing Date, except to the extent that such representations and warranties expressly relate to an earlier date or a change therein permitted by this Agreement.

          (b) Each Borrower shall be in compliance in all material respects with all the terms and provisions contained in the Transaction Documents, and immediately after the drawdown of the Loans no Event of Default or Default shall have occurred and be continuing with respect to any Borrower.

          (c) Each Borrower has executed and delivered to the Lender each of the related Transaction Documents and each other document contemplated by the related Transaction Documents (including the documents specified in Section 3 of the Pledge Agreement) and each such document remains in full force and effect.


                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

          Each Borrower covenants and agrees with the Lender that it will:

          SECTION 5.01.  LEGAL EXISTENCE.   Do or cause to be done all things
necessary to preserve, renew and keep in full force and effect its legal existence.

          SECTION 5.02. OBLIGATIONS AND TAXES. Comply in all material respects with all applicable laws, rules, regulations and orders, pay or cause to be paid all of its indebtedness and other obligations promptly when due in accordance with their terms, and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it.

          SECTION 5.03. LITIGATION AND OTHER NOTICES. Give the Lender prompt written notice of the following:

          (a) the issuance by any court or governmental agency or authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting, the performance of this Agreement, any other related Transaction Document, the maintaining of its Loan or any other related Transaction or the initiation of any litigation, or any claim or contro-versy which might result in the initiation of any litigation, seeking any such injunction, order or other restraint;

          (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any court or any Federal, state, municipal or other governmental agency or authority, which may reasonably be expected to materially impair the right or the ability of such Borrower to perform its obligations under this Agreement or any other related Transaction Document, or materially and adversely affect the business, assets, properties, operations, prospects or condition, financial or otherwise, of such Borrower;

          (c) any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and

          (d) any development in the business or affairs of such Borrower which has resulted in or which could, in the reasonable judgment of such Borrower, result in a material adverse change in the business, assets, properties, operations or condition, financial or otherwise, or prospects of such Borrower.

          SECTION 5.04. FURTHER ASSURANCE. Execute any and all further documents, financing statements, agreements and instruments, and take all further actions (including filing Uniform Commercial Code financing statements, mortgages and other instruments), which may be required under applicable law, or which the Lender may reasonably request, in order to effectuate the Transactions and in order to grant, preserve, protect and perfect the validity and priority of the security interests created by the Security Documents.

          SECTION 5.05. USE OF PROCEEDS. Use the proceeds of its Loan solely for the purpose of repayment of its indebtedness.

          SECTION 5.06. SECURITIES LAWS. Make or cause to be made all filings or reportings required by applicable Federal or state securities law in connection with the Transactions as soon as possible (but in any event before the expiration of the period, or no later than the date, prescribed by such law).


                                   ARTICLE VI

                                EVENTS OF DEFAULT

          In case of the occurrence of any of the following events (herein called Events of Default) with respect to a Borrower:

          (a) default shall be made in the payment of any principal of or interest on its Loan, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

          (b) any representation or warranty made or deemed made by it in or in connection with any of the related Transaction Documents shall prove to have been false or misleading in any material respect when made;

          (c) default shall be made in the due observance or performance of any other covenant, condition or agreement to be observed or performed on the part of such Borrower pursuant to the terms of this Agreement, or any other related Transaction Document, and such default shall continue for a period of 10 days after written notice thereof from the Lender;

          (d) such Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Federal, state or foreign bank-ruptcy, insolvency, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner, any such pro-ceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Borrower or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (vii) take action for the purpose of effecting any of the foregoing;

          (e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking
     (i) relief in respect of such Borrower or of a substantial part of the property or assets of such Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Borrower or for a substantial part of the property of such Borrower or
     (iii) the liquidation of such Borrower; and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days;

then, and in any such event, the Lender may declare the related Note due and payable; whereupon the principal of such Note, together with accrued interest thereon and any other fees and other liabilities of such Borrower accrued hereunder, shall become forthwith due and payable both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in such Note or any other related Transaction Document to the contrary notwithstanding.


                                   ARTICLE VII

                                  MISCELLANEOUS

          SECTION 7.01. NOTICES. Notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or in the case of telegraphic communication, delivered by telex, graphic scanning or other telegraphic communications equipment) addressed,

          (a) if to a Borrower, at

               8800 North Central Expressway
               Suite 1300
               Dallas, Texas 75206
               Attention:  Shari Robertson
               Facsimile No.:  214-891-8311
               Telephone No.:  214-891-8341; and

          (b) if to the Lender, at

               13 Route de Florissant
               P.O. Box 280
               1211 Geneva 12
               Switzerland
               Attention:  Financial Controller
               Telex No.:  428345; Answerback:  LBF CH
               Facsimile No.:  4122-789-1929
               Telephone No.:  4122-789-0789.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if hand delivered or three days after being sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or upon confirmed receipt, if by any telegraphic or telex communications equipment, in each case addressed to such party as provided in this Section or in accordance with the latest unrevoked direction from such party.

          SECTION 7.02. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by each Borrower herein shall be considered to have been relied upon by the Lender and shall survive the making by the Lender of the related Loan and the execution and delivery to the Lender of the related Note and shall continue in full force and effect as long as the principal of or any accrued interest on the related Note is outstanding and unpaid.

          SECTION 7.03. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Borrowers and the Lender and inure to the benefit of the Borrowers, the Lender and LBI and their respective successors and assigns. No

Borrower may assign or transfer any of its rights or obligations hereunder without the written consent of the Lender. The Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement, the Notes and the other Transaction Documents, PROVIDED, in the case of an assignment to a person other than an Affiliate of the Lender, it obtains the prior written consent of each related Borrower (not to be unreasonably withheld).

          SECTION 7.04.  EXPENSES OF THE LENDER; INDEMNITY.
          (a) Each Borrower agrees to indemnify the Lender, its directors, officers, employees, agents and affiliates against, and to hold the Lender and each such person harmless from, any and all losses, claims, damages, liabilities and related expenses, including counsel fees and expenses, incurred by or asserted against the Lender or any such persons arising out of, in any way in connection with, or as a result of any of its related Transaction Documents; PROVIDED, HOWEVER, any such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses arising from the Lender's gross negligence or wilful misconduct.

          (b) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, any of the other related Transaction Documents or the invalidity or unenforceability of any term or provision of this Agreement or any related Transaction Document. All amounts due under this Section shall be payable on written demand therefor.

          SECTION 7.05. RIGHT OF SETOFF. Each of the Lender and LBI is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of a Borrower against any of and all the obligations of a such Borrower now or hereafter existing under this Agreement and the other related Transaction Documents, irrespective of whether or not the Lender shall have made any demand under this Agreement or such other related Transaction Document. The Lender agrees promptly to notify such Borrower after any such setoff and application made by it or LBI, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lender may have.

          SECTION 7.06. APPLICABLE LAW. This Agreement and the Notes shall be construed in accordance with and governed by the laws of the State of New York.

          SECTION 7.07. PAYMENTS ON BUSINESS DAYS. Should the principal of or interest on a Note, or any other amount payable hereunder, become due and payable on other than a Business Day, payment in respect thereof may be made on the next succeeding Business Day, and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

          SECTION 7.08. WAIVERS; AMENDMENTS. No failure or delay of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and not exclusive of any rights or remedies which it would otherwise have. No waiver of any provision of this Agreement or the Notes or consent to any departure by a Borrower therefrom shall in any event be effective unless the same shall be in writing signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on a Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances. No amendment to this Agreement shall be effective unless it is in writing signed by the Lender and each Borrower.

          SECTION 7.09. CONSENT TO JURISDICTION. Each of the parties hereto irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York, any court in the State of New York located in the City and County of New York, and any appellate court from any thereof, in any action, suit or proceeding brought against it and related to or in connection with this Agreement, the other Transaction Documents or the Transactions or for recognition or enforcement of any judgment, and each of the parties hereto irrevoacably and unconditionally agrees that all claims in respect of any such suit or action or proceeding may be heard or determined in such New York State court or, to the extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. To the extent permitted by applicable law, each of the parties hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or any of the other Transaction Documents or the subject matter hereof or thereof may not be litigated in or by such courts.

          SECTION 7.10. WAIVER OF JURY TRIAL. Except as prohibited by law, each party hereto hereby waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, the other Transaction Documents or the Transactions.

          SECTION 7.11. SEVERABILITY. If any one or more of the provisions contained in this Agreement or in the Notes should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable and the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 7.12. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.

          SECTION 7.13. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.


          IN WITNESS WHEREOF, the Borrowers and the Lender have caused this Agreement to be duly executed as of the day and year first above written.


                              LEHMAN BROTHERS FINANCE, S.A.,

                                   by
                              _____________________________
                              Title:


                              BRUSH CREEK LTD.,

                                   by
                              ______________________________
                              Title:


                              CHARLES J. WYLY JR. as trustee
                                   for Charles J. Wyly III


                              ______________________________


                              CHARLES J. WYLY JR. as trustee
                                   for Jennifer Lynn Wyly


                              ______________________________


                              CHARLES J. WYLY JR. as trustee
                                   for Emily Ann Wyly


                              ______________________________

                              CHARLES J. WYLY JR. as trustee
                                   for Martha C. Wyly



                              ______________________________

                                   SCHEDULE A


                                  THE BORROWERS




                                      Principal Amount
               Name and Address           of Loan           Number of Shares
               ----------------       ----------------      ----------------
               Brush Creek Ltd.                             420,000

               Charles J. Wyly Jr.                           95,031
               as trustee for the
               benefit of Charles J.
               Wyly III

               Charles J. Wyly Jr.                           96,070
               as trustee for the
               benefit of Jennifer
               Lynn Wyly

               Charles J. Wyly Jr.                           95,031
               as trustee for the
               benefit of Emily Ann
               Wyly

               Charles J. Wyly Jr.                           95,030
               as trustee for the
               benefit of Martha C.
               Wyly


                                                                       EXHIBIT A
                             FORM OF PROMISSORY NOTE


Date:                                                Principal Amount:  [      ]


          FOR VALUE RECEIVED, the undersigned, [          ], a [               ]
(the "Maker"), hereby promises to pay to the order of LEHMAN BROTHERS FINANCE, S.A. (the "Holder"), at [office or bank of the relevant Borrower], on the Matu-rity Date, the lesser of the principal amount hereof and the aggregate unpaid principal amount of its Loan, in lawful money of the United States of America in immediately available funds, and to pay interest from the date hereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at a rate or rates per annum and payable on such dates as determined pursuant to the terms of the Loan Agreement (as defined below).

          This Note is the Note of the Maker referred to in the Loan Agreement dated as of February 23, 1995 between the Maker, the Holder and the other Borrowers specified therein, as the same may be amended or modified from time to time (the "Loan Agreement"). The Loan Agreement contains additional rights of the holder hereof. Capitalized terms used but not defined herein have the meaning assigned thereto to the Loan Agreement.

          This Note is subject to mandatory repayment, prior to the Maturity Date, in whole or in part, as provided in the Loan Agreement. If an Event of Default occurs with respect to the Maker and is continuing, the principal and accrued interest hereon may be declared to be due and payable in the manner and with the effect provided in the Loan Agreement.

          If the Maker shall default in the payment of the principal of or interest on its Loan or any other amount becoming due under the Loan Agreement, by acceleration or otherwise, the Maker promises to pay interest on demand from time to time, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment.

           The Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever, other than as expressly required by the Loan Agreement. The nonexercise by the Holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

          This Note shall be construed in accordance with and governed by the laws of the State of New York and any applicable laws of the United States of America. This Note is secured by and entitled to the benefits of the Security Documents.


                                             [               ],

                                               by
                                                  -----------------------------
                                                  Title: